UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Entegris, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)

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ENTEGRIS, INC.
129 Concord Road,
Billerica, MA 01821

March 25, 2024

Dear Entegris Stockholder:

This supplement (the “Supplement”) amends and supplements the 2024 Proxy Statement of Entegris, Inc. (the “Company”), dated March 18, 2024 (the “Proxy Statement”), which was furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2024 Annual Meeting of Stockholders to be held on Wednesday, April 24, 2024 at 8:00 a.m. local time.

This Supplement updates the disclosure in the Proxy Statement on the voting requirements for “Proposal 3 – Approval of the Entegris, Inc. 2024 Employee Stock Purchase Plan (ESPP).” In accordance with Section 2.10 of the By-Laws of the Company, Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast on the proposal and accordingly neither abstentions nor broker non-votes will have an impact on the proposal.

Proposal 3

The vote required to approve Proposal 3, as described in the third paragraph under the heading “Proposal 3 – Approval of the Entegris, Inc. 2024 Employee Stock Purchase Plan” on page 69 of the Proxy Statement, is hereby amended and restated in its entirety as follows:

“The affirmative vote of the holders of a majority of the votes cast on the proposal is required to approve this proposal. Abstentions and broker-non votes will have no impact on the proposal.”

Voting Matters

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 81 of the Proxy Statement under the heading “How can I assign a proxy to vote on my behalf?”

By order of the Board of Directors,

/s/ Joe Colella

Joe Colella
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary